Exhibit 99.1

Absci Reports Business Updates and First Quarter 2025 Financial and Operating Results
Initiated dosing of participants in the first-in-human study of ABS-101 (anti-TL1A antibody), with interim data expected in the second half of 2025
ABS-201 (anti-PRLR) non-human primate (NHP) data demonstrate extended half life and high subcutaneous bioavailability; anticipate Phase 1 initiation in early 2026
Cash, cash equivalents, and short-term investments sufficient to fund operations into the first half of 2027
VANCOUVER, Wash. and NEW YORK, May 13, 2025 – Absci Corporation (Nasdaq: ABSI), a clinical-stage biopharmaceutical company advancing breakthrough therapeutics with generative design, today reported financial and operating results for the quarter ended March 31, 2025.
"The initiation of our first-in-human study of ABS-101 officially marks Absci’s transition to a clinical-stage biotech company, with ABS-201 also accelerating toward entering the clinic early next year," said Sean McClain, Founder and CEO. "As we continue to execute across our portfolio of wholly owned, partnered, and co-development programs, and with line of sight to additional new partnerships, I am excited for the pivotal updates we expect to share over the rest of this year, and beyond."
Recent Highlights
•Initiated dosing of participants in the first-in-human study of ABS-101, a potential best-in-class anti-TL1A antibody. Absci expects to report interim data from the ongoing study in the second half of 2025.
•Released NHP data for ABS-201 (anti-PRLR) androgenetic alopecia program, demonstrating:
◦Extended half life with potential to translate into Q8W-Q12W dosing intervals in humans
◦High subcutaneous bioavailability in NHPs at greater than 90%
◦Excellent manufacturability and developability profile to potentially enable future high concentration formulation of greater than 150mg/mL

Exhibit 99.1
Internal Pipeline Updates, Anticipated Program Progress, and 2025 Outlook
•ABS-101 (potential best-in-class anti-TL1A antibody): Today, Absci announced that it has initiated dosing of participants in the first-in-human study of ABS-101. The Phase 1 (ACTRN12625000212459p) randomized, double-blind, placebo-controlled, first-in-human study of single ascending doses of ABS-101 will evaluate safety, tolerability, pharmacokinetics (PK), and pharmacodynamics (PD) in healthy volunteers. The study is expected to enroll approximately 40 healthy adult participants. The primary endpoint is safety and tolerability, with PK, PD, and immunogenicity serving as secondary endpoints. The Phase 1 interim data readout is expected in the second half of 2025.
•ABS-201 (potential best-in-class anti-PRLR antibody): ABS-201 is a potential best-in-class anti-PRLR antibody in development for androgenetic alopecia, an indication with significant unmet clinical need and a large potential patient population of approximately 80 million individuals in the U.S. alone. Absci has nominated a development candidate with a preclinical profile suggesting high affinity and potency, favorable safety and immunogenicity, extended half life for convenient infrequent dosing, and excellent developability and manufacturability. ABS-201 has the potential to offer a more efficacious and safe option as compared to current standard of care, evidenced by a preclinical model conducted for ABS-201 demonstrating improved hair regrowth compared to minoxidil. Absci also today released results from its NHP study for ABS-201, further supporting the program's potential to offer patients a convenient, durable, efficacious treatment option for androgenetic alopecia. Data from this study demonstrate extended half life and exhibit potential to translate into Q8W-Q12W dosing intervals in humans. The study also demonstrates high subcutaneous bioavailability of greater than 90% in NHPs, and the observed pharmacokinetic profile is projected to result in substantial exposure at target organs (specifically skin and hair follicles) at clinically relevant doses, which is expected to translate into meaningful clinical efficacy. Additionally, ABS-201's manufacturability and developability profile potentially enable a future high concentration formulation of greater than 150 mg/mL. Absci anticipates initiation of a Phase 1 clinical trial for ABS-201 in early 2026, with potential for an interim efficacy readout in the second half of 2026.
•ABS-301 (potential first-in-class antibody for undisclosed immuno-oncology target): ABS-301 is a fully human antibody designed to bind to a novel target discovered through Absci's Reverse Immunology platform. Absci recently presented data for this program showing that expression of ABS-301’s target suggests broad potential in squamous cell carcinomas and beyond. For this program, Absci has optimized an antibody lead with high affinity and potency, and has successfully completed the first in vivo target validation study. The findings from the study demonstrate that signaling through the pathway drives a potent anti-tumor response, providing

Exhibit 99.1
strong rationale for advancing into in vivo efficacy studies with ABS-301. These results support continued preclinical development and further exploration of ABS-301’s therapeutic potential.
•ABS-501 (potential best-in-class novel AI-designed anti-HER2 antibody): For this program, Absci has identified antibody leads using its zero-shot de novo AI technology with the following characteristics: novel epitope interactions, increased or equivalent affinity to trastuzumab in preclinical settings, efficacious against a trastuzumab-resistant xenograft tumor expressing wild-type HER2, and good developability.
•Drug Creation Partnerships: Absci continues to make further progress on its existing drug creation partnerships and anticipates signing one or more partnerships, including with a Large Pharma company, in 2025.
Absci continues to focus its investments and operations on advancing its internal pipeline of programs, alongside current and future partnered programs, while achieving ongoing platform improvements and operational efficiencies. Based on the company's current plans, Absci believes its existing cash, cash equivalents, and short-term investments will be sufficient to fund its operations into the first half of 2027.
First Quarter 2025 Financial Results
Revenue was $1.2 million for the three months ended March 31, 2025 compared to $0.9 million for the three months ended March 31, 2024.
Research and development expenses were $16.4 million for the three months ended March 31, 2025 compared to $12.2 million for the three months ended March 31, 2024. This increase was primarily driven by advancement of Absci's internal programs, including direct costs associated with external preclinical development, and an increase in personnel costs and stock compensation expense.
Selling, general, and administrative expenses were $9.5 million for the three months ended March 31, 2025 compared to $8.7 million for the three months ended March 31, 2024. This increase was due to an increase in stock compensation expense.
Net loss was $26.3 million for the three months ended March 31, 2025, as compared to $22.0 million for the three months ended March 31, 2024.
Cash, cash equivalents, and short-term investments as of March 31, 2025 were $134.0 million, compared to $112.4 million as of December 31, 2024.
Webcast Information
Absci will host a conference call to discuss its first quarter 2025 business updates and financial and operating results on Tuesday, May 13, 2025 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. A webcast of the conference call can be accessed at investors.absci.com. The webcast will be archived and available for replay for at least 90 days after the event.

Exhibit 99.1
About Absci
Absci is advancing the future of drug discovery with generative design to create better biologics for patients, faster. Our Integrated Drug Creation™ platform combines cutting-edge AI models with a synthetic biology data engine, enabling the rapid design of innovative therapeutics that address challenging therapeutic targets. Absci’s approach leverages a continuous feedback loop between advanced AI algorithms and wet lab validation. Each cycle refines our data and strengthens our models, facilitating rapid innovation and enhancing the precision of our therapeutic designs. Alongside collaborations with top pharmaceutical, biotech, tech, and academic leaders, Absci is advancing its own pipeline of AI designed therapeutics. These include ABS-101, a potentially best-in-class antibody to treat inflammatory bowel disease (IBD), as well as other indications, and ABS-201, a groundbreaking innovation in hair regrowth with the potential to redefine treatment possibilities for androgenetic alopecia, commonly known as male and female pattern baldness. Absci is headquartered in Vancouver, WA, with an AI Research Lab in New York City, and Innovation Center in Switzerland. Learn more at www.absci.com or follow us on LinkedIn (@absci), X (@Abscibio) and YouTube.
Forward-Looking Statements
Certain statements in this press release that are not historical facts are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements containing the words “will,” “pursues,” “anticipates,” “plans,” “believes,” “forecast,” “potential,” “goal,” “estimates,” “extends,” “expects,” and “intends,” or similar expressions. We intend these forward-looking statements, including statements regarding our expectations related to business operations, portfolio strategy, financial performance, and results of operations, our expectations and guidance related to the success of our partnerships, the gross use of cash, cash equivalents, and short-term investments, including revised guidance, our projected cash usage, needs, and runway, our expectations regarding the signing and number of additional partners and number of programs included in such partnerships, our technology development efforts and the application of those efforts, including for generalizing our platform, accelerating drug development timelines, improving the economics of drug discovery by lowering costs, and increasing the probability of success for drug development, our ability to execute with our partners to create differentiated antibody therapeutic candidates in an efficient manner, create and execute a successful development and commercialization strategy related to such candidates with current or future partners, and design and develop differentiated therapeutics to treat disease with unmet need, our ability to market our platform technologies to potential partners, and our internal asset programs, including our clinical development strategy, the progress and timing for various stages of development including advancement to lead stage, completion of pre-clinical studies, candidate selection, IND enabling studies, initiating clinical trials and the generation and disclosure of data related to these

Exhibit 99.1
programs, the translation of preclinical results and data into product candidates, and the significance of preclinical results, including in comparison to competitor molecules and in leading to differentiated clinical efficacy or product profiles, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and we make this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies, and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations, or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks and uncertainties relating to obtaining and maintaining necessary approvals from the FDA and other regulatory authorities, replicating in clinical trials promising or positive results observed in preclinical studies, our dependence on third parties to support our internal asset programs, including for the manufacture and supply of preclinical and clinical supplies of our product candidates or components thereof, our ability to effectively collaborate on research, drug discovery and development activities with our partners or potential partners, our existing and potential partners’ ability and willingness to pursue the development and commercialization of programs or product candidates under the terms of our partnership agreements, and overall market conditions and regulatory developments that may affect our and our partners’ activities under these agreements, along with those risks set forth in our most recent periodic report filed with the U.S. Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Investor Contact:
Alex Khan
VP, Finance & Investor Relations
investors@absci.com

Media Contact:
press@absci.com
absci@methodcommunications.com

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended March 31,
(In thousands, except for share and per share data)	2025	2024
Partner program revenue	$1,179	$898
Operating expenses
Research and development	16,364	12,236
Selling, general and administrative	9,472	8,744
Depreciation and amortization	3,072	3,416
Total operating expenses	28,908	24,396
Operating loss	(27,729)	(23,498)
Other income (expense)
Interest expense	(79)	(176)
Other income, net	1,458	1,711
Total other income, net	1,379	1,535
Loss before income taxes	(26,350)	(21,963)
Income tax benefit (expense)	4	(12)
Net loss	$(26,346)	$(21,975)

Net loss per share: Basic and diluted	$(0.21)	$(0.22)

Weighted-average common shares outstanding: Basic and diluted	124,461,439	99,393,333

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
(In thousands, except for share and per share data)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$46,995	$41,213
Restricted cash	16,076	15,947
Short-term investments	86,988	71,212
Accounts receivable, net	1,384	—
Prepaid expenses and other current assets	4,535	5,459
Total current assets	155,978	133,831
Operating lease right-of-use assets	3,716	3,968
Property and equipment, net	27,027	29,167
Intangibles, net	44,041	44,883
Restricted cash, long-term	1,054	1,054
Other long-term assets	631	705
TOTAL ASSETS	$232,447	$213,608
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,947	$3,529
Accrued expenses	4,256	6,842
Contingent consideration	12,750	12,750
Long-term debt	2,544	2,733
Operating lease obligations	1,656	1,608
Financing lease obligations	32	78
Deferred revenue	1,096	1,116
Total current liabilities	27,281	28,656
Long-term debt, net of current portion	682	1,257
Operating lease obligations, net of current portion	4,003	4,429
Other long-term liabilities	1,685	133
TOTAL LIABILITIES	33,651	34,475

STOCKHOLDERS' EQUITY
Preferred stock	—	—
Common stock	13	12
Additional paid-in capital	734,711	688,726
Accumulated deficit	(535,947)	(509,601)
Accumulated other comprehensive income (loss)	19	(4)
TOTAL STOCKHOLDERS' EQUITY	198,796	179,133
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$232,447	$213,608